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                                                                EXHIBIT 11(C)(7)
                              EMPLOYMENT AGREEMENT

         AGREEMENT ("Agreement") dated as of May 16, 1996 by and between METROCALL, INC., a Delaware corporation (the "Company"), and Charles A. Emling, III ("Emling").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ Emling, and Emling desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.       Employment and Duties.

         (a) General. The Company hereby employs Emling beginning with the Effective Time and Emling agrees upon the terms and conditions herein set forth to serve as President of the Company in the Southeast Region, and in such capacity Emling agrees to perform such duties as his supervisor or the officers of the Company may from time to time assign to him. In such capacity, Emling shall report to the Chief Executive Officer of the Company. Emling will be responsible for all aspects of the day to day operations in the Southeast Region of the Company and will be part of the Company's executive management team. Emling's principal place of employment will be Pensacola, Florida (or any other office the Company may establish in its discretion for its Southeast Region operations after the third anniversary of the Effective Date); provided, however, that Emling understands and agrees that he will be required to travel from time to time for business reasons.

         (b) Exclusive Services. For so long as the Company employs Emling, he shall, except as a duly authorized officer of the Company may otherwise agree from time to time in writing, devote substantially all of his business time and attention to the performance of his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith
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                    directions and instructions given to him by the Company,
                    and shall use his best efforts to promote and serve the interests of the Company.

         (c) No Other Employment and No Conflicts of Interest. Except for services disclosed on Exhibit A hereto, for so long as the Company employs Emling, he shall not, directly or indirectly, render services to any other person or organization for which he receives compensation (except, at the direction of the Company, as part of a joint venture between the Company and another entity) or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder without the written consent of a duly authorized officer. Emling may perform inconsequential services without direct compensation therefor in connection with the management of personal investments, provided that such activity does not contravene the provisions of Section 6 hereof.

                    Emling confirms that he has fully disclosed to the Company all circumstances in respect of which, to the best of his knowledge, there are, or there might be, a material conflict of interest between the Company (or any affiliate or subsidiary thereof) and Emling or Emling's spouse, children, relatives, or any of such persons' spouses, children, or relatives, and Emling agrees to fully disclose to the Company any such circumstances that may arise during the Term (as hereinafter defined). Except with the express written consent of the Company or pursuant to the terms of lease arrangements disclosed in Schedule 3.15 to the Agreement and Plan of Merger of even date herewith ("Merger Agreement") by and between A+ Network, Inc. and the Company, neither Emling nor the relatives listed in the foregoing sentence shall be entitled to receive or obtain, directly or indirectly, any discount, rebate, commission, or other benefit in respect of any business transacted (whether or not by Emling) by or on behalf of the Company or any affiliated company, and, if he, such relatives, or any company or business entity in which he or they are interested shall, directly or indirectly, obtain any such discount, rebate, commission, or other benefit, he shall immediately pay the Company or its affiliate an amount equal to the amount received or the value of the benefit so obtained.





Employment Agreement with Charles A. Emling, III                        Page 2
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         (d)        No Payments to Government Officials.  Emling shall neither pay nor permit payment of remuneration to or on behalf of any governmental official other than payments required by applicable law.

         (e)        Travel and Other Business-Related Expenses; Reimbursements.
                    The Company shall reimburse Emling for reasonable travel and other business-related expenses Emling incurs in fulfilling his duties hereunder. All requests for payment of third parties or reimbursements under this Agreement, whether as business expenses or compensation, require itemization and substantiation, and requests for reimbursement must be submitted within 60 days after the expense is incurred.

2. Term of Employment. The Company shall retain Emling and Emling shall serve in the employ of the Company for the period commencing as of the Effective Time ("Effective Time") under the Merger Agreement (such Effective Time being referred to herein as the "Effective Date") and ending at 11:59 p.m. EST on the first anniversary of the Effective Date (the "Initial Term"). Unless notice is given by either party to the other no less than 90 days before each anniversary of the Effective Date, the term shall be extended an additional year (together collectively with the Initial Term, constituting the "Term"). This Agreement is contingent on and subject to the Closing under the Merger Agreement, and neither party shall be bound by it unless and until the Effective Time occurs.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Emling during the Term as compensation for services rendered hereunder:

         (a) Salary. For services rendered, the Company shall pay to Emling an annual salary (the "Salary") from the Effective Date at the rate of $200,000 per annum, payable in accordance with the Company's payroll practices as established from time to time.

         (b) Employee Benefits. The Company shall provide Emling with medical and life insurance and business travel accident insurance under the terms of the Company's plans, programs, and policies (as these arrangements may be amended from time to time).





Employment Agreement with Charles A. Emling, III                        Page 3
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         (c)        Vacation.  Emling shall accrue paid vacation at a rate of
                    four weeks each year of employment during the Term but cannot take more than two consecutive weeks of vacation.

 4. Termination of Employment. Subject to the provisions of this Section 4, the Company shall have the right to terminate Emling's employment, and Emling shall have the right to resign from his employment with the Company, at any time.

         (a)        Termination for Cause; Resignation Without Good Reason.

                    (i) If, before the expiration of the Term, the Company terminates Emling's employment for Cause, as defined in Section 4(a)(ii) hereof, or if Emling resigns from his employment hereunder, other than for Good Reason, as defined in Section 4(a)(iii) hereof, Emling shall be entitled to payment of the pro rata portion of his Salary under Section 3(a) through and including the date of termination or resignation. Within 45 days after termination for Cause or resignation other than for Good Reason, the Company shall reimburse Emling for any expenses incurred but not theretofore reimbursed. Except to the extent required by applicable law or by Section 3(b), Emling shall have no right under this Agreement or otherwise to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

                    (ii) Termination by the Company of Emling's employment for "Cause" shall mean termination because of (A) any act or omission that constitutes a material breach, as determined, in good faith, by the Board of Directors of the Company (the "Board") by Emling of his obligations or agreements under this Agreement or the failure or refusal of Emling to satisfactorily perform any material duties reasonably required hereunder (other than by reason of the incapacity of Emling due to physical or mental illness), (B) the commission by Emling of a felony (other than a felony resulting





Employment Agreement with Charles A. Emling, III                        Page 4
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                             from a traffic violation), or the perpetration by
                             Emling of a dishonest act or common law fraud resulting in material harm to the Company or to any affiliate or subsidiary thereof, or (C) Emling's being absent (and not traveling on business) for more than 30 consecutive days for reasons not related to illness, disability, sick leave, or vacation. Before termination for "Cause" pursuant to Section 4(a)(ii)(A) above, the Company shall specify in writing to Emling the nature of the act, omission, refusal, or failure, and give Emling the opportunity to correct such act, omission, refusal, or failure (and thus avoid termination for "Cause") within 30 days after his receipt of such written specification.

                    (iii) Resignation by Emling of his employment for "Good Reason" shall mean his resignation after (A) an act or omission by the Company that is a material breach of this Agreement; (B) Emling specifies to the Company in writing the nature of such act or omission set forth in clause (A); and (C) the Company does not correct such act or omission (other than a failure to make payments to Emling provided for herein) within 30 days after its receipt of such written specification.

                    (iv) The date of termination of employment by the Company under this Section 4(a) shall be the future date set forth in the written notice of termination the Company delivers to Emling, unless no such date is specified in such notice, in which case the date of termination shall be the date Emling receives the written notice of termination. The date of resignation under this Section 4(a) shall be 10 business days after the Company receives the written notice of resignation.

         (b)        Termination Without Cause; Resignation for Good Reason.

                    (i) Subject to the provisions of Section 4(b)(ii), if, before the expiration of the Term, Emling resigns from his employment hereunder for Good Reason or the Company terminates his employment without Cause, the Company shall continue to pay to Emling, at the time such payments would otherwise be due, the Salary (at the rate in effect on the date of such





Employment Agreement with Charles A. Emling, III                        Page 5
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                             termination) for one year.  Within 45 days after
                             termination without Cause or resignation for Good Reason, the Company shall reimburse him for any expenses incurred but not theretofore reimbursed.

                    (ii) If, following a termination of employment without Cause or a resignation for Good Reason, Emling breaches the provisions of Section 5 hereof, Emling shall not be eligible, as of the date of such breach, for the payments described in this
                             Section 4(b) (other than reimbursements for expenses), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

                    (iii) The date of termination of employment by the Company under this Section 4(b) shall be the future date the Company specifies in a written notice of termination to Emling or, if no such date is specified therein, the date on which the Company gives such notice to Emling. The date of resignation under this Section 4(b) shall be 10 business days after the Company receives written notice of resignation.

         (c) Termination Due to Death or Disability. In the event of Emling's disability, as defined below, the Company shall be entitled to terminate his employment. Notwithstanding anything contained in this Agreement to the contrary, if Emling's employment should terminate due to death or disability, Emling shall earn no further Salary, and the Company shall pay any Salary Emling earned to the date of death or determination of disability to Emling or Emling's estate, as the case may be, within 30 days of death or such determination. Within 45 days after termination due to death or disability, the Company shall reimburse him or his estate for any expenses incurred but not theretofore reimbursed. As used in this Section, the term "disability" shall mean the inability of Emling to perform his services as President, Southeast Region of the Company as required hereunder due to physical or mental incapacity or illness for more than 60 consecutive days.

         (d) Emling agrees that in the event of any termination hereunder at the end of the Term, Emling shall have no claims against the Company under any law, rule, or





Employment Agreement with Charles A. Emling, III                        Page 6
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                    regulation in respect of an unfair dismissal or severance, other than such termination payment as may be provided for herein.

5.       Secrecy and Noncompetition.

         (a) No Competing Employment. For so long as the Company employs Emling and continuing for 12 months after the termination of such employment or resignation therefrom and assuming the Company remains in compliance with terms hereof (such period being referred to hereinafter as the "Restricted Period"), Emling agrees as follows:

                    (i) Emling shall not, directly or indirectly, promote, be employed by, participate, lend money to, invest in, or engage in any activity or business that is in competition with the one-way and two-way paging and telemessaging business of the Company, or any of its subsidiaries and affiliated companies within any Market Areas (as hereinafter defined). The foregoing prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant to, any person or persons, firm, entity, or corporation directly or indirectly (as a director, shareholder, investor, partner, lessor, lessee, proprietor, principal agent, independent contractor, representative, consultant, member, or otherwise) in such competition with the business. Ownership by Emling of 3% or less of the outstanding capital stock of any corporation that is actively publicly traded will not be a violation of this covenant. For purposes of the foregoing:

                             (I) Market Areas (as further defined below) are locations in which A+ Network, its predecessors, the Company, or their affiliates had or have an office, sold or sell products, or delivered or deliver services to customers during the "Market Period."

                             (II) The "Market Period" shall begin at the beginning of Emling's employment with A+ Network and its predecessors and shall run through the Restricted Period.





Employment Agreement with Charles A. Emling, III                        Page 7
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                             (III)     If the location where one or more of the
                                       relevant companies has or is engaged in
                                       business is within a standard
                                       metropolitan statistical area, as
                                       designated by the federal government,
                                       the term "Market Area" shall be that
                                       standard metropolitan statistical area.
                                       In all other cases, the term "Market
                                       Area" shall mean the county where A+
                                       Network, the Company, or their
                                       affiliates have or had an office, sell
                                       or sold products, or provide or provided services to customers.

         (b)     No Interference.  During the Restricted Period,

                 (i) Emling agrees that he will not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm, corporation, or other business organization (other than the Company), intentionally solicit or endeavor to entice away from the Company or its affiliates any person whom the Company or its affiliates employs or otherwise engages to perform services (including, but not limited to, any independent sales representatives or organizations); and

                 (ii) Emling agrees that he will not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm, corporation, or other business organization (other than the Company), intentionally solicit or endeavor to entice away from the Company or its affiliates or make any sales contact with any person or entity who is, or was within the Market Period, a customer or client of the Company or its affiliates.

         (c) Secrecy. Emling recognizes that the services he will perform hereunder are special, unique, and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Company, or its affiliates or subsidiaries, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Emling covenants and agrees with the Company that he will not at any time, except in performance of Emling's obligations to the Company hereunder or with the prior written consent of the





Employment Agreement with Charles A. Emling, III                        Page 8
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                 Company pursuant to authority granted by a resolution of the
                 Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his employment under this Agreement with the Company, or any of its subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of the Company. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company's, or any of its affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain. Emling understands and agrees that the rights and obligations set forth in this Section 5(c) shall continue for one year beyond Emling's employment hereunder; provided, however, that it shall not be applicable if and to the extent Emling is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after Emling and his legal counsel urge that the confidential information remain confidential.

         (d) Exclusive Property. Emling confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, business papers, and business documents kept or made by Emling in the course of Emling's employment by the Company shall be and remain the property of the Company other than personal correspondence that in no way relates to the business of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, Emling shall promptly deliver to the Company, and shall not without the consent of the Company retain, copies of any confidential information or other materials (written or otherwise) not available to the public (except for materials made available to the public in a manner known to Emling to be unauthorized by the Company) and records and documents made by Emling or coming into his possession in the course of Emling's employment by the Company. Emling understands and agrees that the rights and obligations set





Employment Agreement with Charles A. Emling, III                        Page 9
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                 forth in this Section 5(d) are perpetual and, in any case, shall extend beyond the Restricted Period and Emling's employment hereunder.

         (e) Injunctive Relief. Without intending to limit the remedies available to the Company, Emling acknowledges that a breach of any of the covenants contained in this Section 5 may result in material irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Emling from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this
                 Section 5. Such injunction shall be available without the posting of any bond or other security.

         (f) Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 5(e), the Restricted Period shall be extended by any and all periods during which Emling shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in this Section 5.

         (g) Copyright and Inventions. Emling acknowledges that all records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by Emling in the course of employment hereunder shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company. Emling hereby irrevocably and unconditionally waives all rights that vest in Emling (whether before, on, or after the date hereof) in connection with Emling's authorship of any copyright works in the course of Emling's employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment. Emling recognizes that the services to be performed by Emling hereunder are deemed to be "work for hire."





Employment Agreement with Charles A. Emling, III                       Page 10
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6.       Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan that provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to ensure payment. Emling shall have no right, title, or interest whatever in or to any investments that the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.





Employment Agreement with Charles A. Emling, III                       Page 11
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7.       Nonassignability; Binding Agreement; Arbitration

         (a) By Emling. Without the prior written consent of the Company pursuant to authority granted by a resolution of the Board, Emling shall not assign or delegate this Agreement and any and all rights, duties, obligations or interests hereunder, nor shall any right of Emling (or Emling's estate or beneficiary, as the case may be) to any payment or benefit hereunder be subject to any manner of alienation or assignment.

         (b) By the Company. The Company may assign or delegate this Agreement and any and all of its rights, duties, obligations, or interests hereunder to any affiliate of the Company or to any business entity that at any time by merger, consolidation, or otherwise acquires all or substantially all of the assets of the Company or to which the Company transfers all or substantially all of its assets. Upon such assignment, delegation, or transfer, any such business entity shall be deemed to be substituted for all purposes as the Company hereunder.

         (c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and Emling's heirs and the personal representatives of Emling's estate.

         (d)     Arbitration.

                 (i) Except for actions brought under Section 5 of this Agreement, any disputes, controversies, or claims arising out of or related to this Agreement ("Disputes") shall be resolved by binding arbitration, which shall be administered by the American Arbitration Association ("AAA"), and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), as such Rules may be amended from time to time, with the hearing locale to be Atlanta, Georgia, unless some other location and/or arbitrator are chosen by mutual consent of the Company and Emling.





Employment Agreement with Charles A. Emling, III                       Page 12
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                 (ii)     A single neutral arbitrator shall preside over the
                          arbitration and decide the Dispute (the "Decision"). The AAA shall use its normal procedures pursuant to the Rules for selection of an arbitrator.

                 (iii) The Decision shall be binding, and the prevailing party may enforce such decision in any court of competent jurisdiction.

                 (iv) The parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable and in this connection to furnish such documents and make available such persons as the Arbitrator may request.

                 (v) The parties have selected arbitration in order to expedite the resolution of Disputes and to reduce the costs and burdens associated with litigation. The parties agree that the Arbitrator should take these concerns into account when determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

                 (vi) Without limiting any other remedies that may be available under applicable law, the Arbitrator shall have no authority to award punitive damages.

                 (vii)    The Arbitrator shall render a Decision within ninety
                          (90) days after accepting an appointment to serve as Arbitrator unless the parties otherwise agree or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

                (viii) Notwithstanding anything herein to the contrary, either party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage pending the selection of an arbitrator to render a Decision on the ultimate merits of any Dispute.





Employment Agreement with Charles A. Emling, III                       Page 13
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                 (ix)     All proceedings and decisions of the Arbitrator shall
                          be maintained in confidence, to the extent legally permissible, and shall not be made public by any party or any Arbitrator without the prior written consent of all parties to the arbitration, except as may be required by law.

                 (x) Each party shall bear its own costs and attorneys' fees, and the parties shall equally bear the fees, costs, and expenses of the Arbitrator and the arbitration proceedings; provided, however, that the Arbitrator may exercise discretion to award costs, but not attorneys' fees, to the prevailing party.

8. Severability. If the final determination of the Arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto; provided, however, that any such modification, amendment or waiver on the part of the Company shall have been previously approved by the Board. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

10. Tax and Tax-Related Withholding. Payments to Emling of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and social security contributions, and such payments will be offset by any obligations of Emling to the Company or its predecessor referenced in the letter attached as Exhibit B hereto.





Employment Agreement with Charles A. Emling, III                       Page 14
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11.      Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State.

12. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Emling, the notice shall be delivered or mailed to Emling to 605 Chesapeake Drive, Gulf Breeze, Florida 32501, or if addressed to the Company, the notice shall be delivered or mailed to Metrocall, Inc., 6910 Richmond Highway, Alexandria, VA 22306, Attn: William L. Collins, III, with a copy to George P. Stamas and John B. Watkins, Wilmer, Cutler & Pickering, 2445 M Street, NW, Washington, DC 20037, or such other address as the Company or Emling may designate by written notice at any time or from time to time to the other party. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

13. Supersedes Previous Agreements. Subject to Section 2, this Agreement supersedes any prior oral or written employment agreements between Emling and the Company or A+ Network (including that certain employment agreement between Emling and A+ Network dated as of March 20, 1996), and all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter hereof; all such other negotiations, commitments, agreements, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

14. Counterparts. Either of the parties hereto may execute this Agreement in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

15. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.





Employment Agreement with Charles A. Emling, III                       Page 15

IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by its officer pursuant to the authority of its Board, and Emling has executed this Agreement, as of the day and year first written above.

                                        METROCALL, INC.

       5/16/96                         By  /s/ WILLIAM L. COLLINS, III
  ----------------                       ------------------------------
         Date                              William L. Collins, III
                                           President and CEO

       5/16/96                             /s/ CHARLES A. EMLING, III
  ----------------                       ------------------------------
         Date                              Charles A. Emling, III



                                                 [___]  Company's Copy
                                                 [___]  Emling's Copy





Employment Agreement with Charles A. Emling, III                       Page 16

                                   EXHIBIT A

Services Rendered by Emling


None.





Employment Agreement with Charles A. Emling, III                       Page 17

                                   EXHIBIT B


That certain letter agreement by and among Metrocall, A+ Network, and Emling dated as of May 15, 1996 relating to withholding on option exercises





Employment Agreement with Charles A. Emling, III                       Page 18